SERVICE AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into this 1st of September, 2015 by and between HANOVER INTERNATIONAL, INC., located at 61691 Topaz Drive, LaQuinta, California 92253, (hereinafter referred to as “HANOVER”), and QuantumSphere, Inc. located at 2905 Tech Center Drive, Santa Ana, California 92705, (hereinafter referred to as the “Company”).

WITNESSETH:

For and consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

1) EMPLOYMENT

Company hereby hires and employs HANOVER as an independent contractor, and HANOVER does hereby accept its position as an independent contractor to the Company upon the terms and conditions hereinafter set forth.

2) TERM

The term of the Service Agreement shall be for 12 consecutive months; however, Hanover will give QuantumSphere the right to early termination of the Service Agreement with 30 day written notice at any time following 90 consecutive days of performance by Hanover International. In the event the Company elects early termination, then Hanover’s right to any quarterly tranches of shares of restricted common stock that have not been earned and issued as described above will be deemed null and void.

3) DUTIES AND OBLIGATIONS OF HANOVER

a)	HANOVER will review and analyze various aspects of the Company’s goals and make recommendations on the feasibility and achievement of desired goals.

b)	HANOVER will provide all services as defined in the Scope of Services (Exhibit 1).

c)	It is essential to the success of any investor relations program that all external communication be treated as a branding effort. This means that all communications should convey key messages that we determine management should focus on when communicating with Wall Street, strategic partners, media, etc. Additionally, it is essential that all communications issued by the Company consider the impact on all stakeholders during the strategic planning and drafting process. Hanover will aid in the creation of all corporate collateral materials for the Company.

4) HANOVER’S COMPENSATION

In consideration of the above deliverables, Hanover International will be entitled to receive the following compensation, payable to Hanover International:

● Month 1-6: A cash monthly retainer of $3,500 with the first monthly payment due upon execution of the Service Agreement; and subsequent monthly payments of $3,500 due every 30 days thereafter.

● Month 7-12: Beginning on the seventh month anniversary of the Service Agreement execution date, the cash monthly retainer shall increase from $3,500 to $5,000.

● Based on QuantumSphere currently having approximately 22 million+ shares issued and outstanding, Hanover shall be entitled to earn 100,000 shares of common stock issuable in 25,000 share tranches on a quarterly basis. The first tranche of 25,000 shares shall be earned and issuable on the 91st day following the execution of the Service Agreement and subsequent tranches of 25,000 shares shall be issuable every 90 days thereafter. Hanover agrees to vote their shares at the recommendation of the Board of Directors and allows QuantumSphere’s management to vote their shares in their place in the event Hanover cannot be reached within ten days of a proxy vote or solicitation for an action by written consent of the shareholders without a meeting.

●	In addition, the sum of 50,000 common stock purchase warrants of QuantumSphere, Inc. (QSI), exercisable at $1.30 per share through 9/7/18, will be assigned to Hanover International, or its assigns, by individual warrant holders of QSI and shall vest (be earned) by Hanover International as follows:

●	The sum of 12,500 warrants will be earned on the 91st day anniversary of the Corporate Communications agreement, effective as of 9/1/15.

●	The sum of 12,500 warrants will be earned on the 181st day anniversary of the Corporate Communications agreement, effective as of 9/1/15.

●	The sum of 12,500 warrants will be earned on the 271st day anniversary of the Corporate Communications agreement, effective as of 9/1/15.

●	The sum of 12,500 warrants will be earned on the 360th day anniversary of the Corporate Communications agreement, effective as of 9/1/15.

The foregoing consideration is in addition to the 100,000 shares issued to Hanover on 10/20/09 for a total consideration, subject to vesting noted above (i.e., for the warrants and in the Corporate Communications Agreement for the 100,000 shares) of 200,000 shares and 50,000 warrants of QSI.

● The term of the Service Agreement shall be for 12 consecutive months; however, Hanover will give QuantumSphere the right to early termination of the Service Agreement with 30 day written notice at any time following 90 consecutive days of performance by Hanover International. In the event the Company elects early termination, then Hanover’s right to any quarterly tranches of shares of restricted common stock that have not been earned and issued as described above will be deemed null and void.

5) HANOVER’S EXPENSES AND COSTS

Company shall pay all reasonable costs and expenses incurred by HANOVER, its directors, officers, employees and agents, in carrying out its duties and obligations pursuant to the provisions of this Agreement, excluding HANOVER’s general and administrative expenses and costs, but including and not limited to the following costs and expenses; provided all costs and expense items in excess of $1.00 (One Dollar) must be approved by the Company in writing prior to HANOVER’s incurrence of the same:

a)	Seminars, expositions, money and investment conferences.

b)	Expenses related to travel, hotel accommodations, et al, when HANOVER is conducting business outside of the office on behalf of the Company.

c)	Radio and television time and print media advertising costs, when/if applicable.

d)	Subcontract fees and costs incurred in preparation of independent third party research reports, when/if applicable.

e)	Cost of on-site due diligence meetings, if applicable.

f)	Printing and publication costs of brochures and marketing materials, which are not supplied by the Company.

g)	Corporate web site development costs.

h)	Printing and publication costs of Company annual reports, quarterly reports, and/or other shareholder communication collateral material, which is not supplied by the Company.

6) COMPANY’S DUTIES AND OBLIGATIONS

Company shall have the following duties and obligations under this Agreement:

a)	Cooperate fully and timely with HANOVER so as to enable HANOVER to perform its obligations under this Agreement.

b)	The Company will act diligently and promptly in reviewing materials submitted to it from time to time by HANOVER and inform HANOVER of any inaccuracies contained therein prior to the dissemination of such materials.

c)	Promptly give written notice to HANOVER of any change in the Company’s financial condition or in the nature of its business or operations, which had or might have an adverse material effect on its operations, assets, properties or prospects of its business.

d)	Promptly pay all Company pre-approved costs and expenses incurred by HANOVER under the provisions of this Agreement when presented with invoices for the same by HANOVER.

e)	Give full disclosure of all material facts concerning the Company to HANOVER and update such information on a timely basis.

f)	Promptly pay the compensation due HANOVER under the provisions of this Agreement, and as defined in Section 4 and Section 5 (if and when applicable) herein.

7) NONDISCLOSURE

Except as may be required by law, the Company, its officers, directors, employees, agents and affiliates shall not disclose the contents and provisions of this Agreement to any individual or entity without HANOVER’s express written consent subject to disclosing same further to Company counsel, accountants and other persons performing investment banking, financial, or related functions for the Company.

Except as may be required by law, the HANOVER, its officers, directors, employees, agents and affiliates shall not disclose the contents and provisions of this Agreement to any individual or entity without the Company’s express written consent subject to disclosing same further to HANOVER counsel, accountants and other persons performing investment banking, financial, or related functions for HANOVER.

Both the Company and HANOVER shall instruct its officers, directors, employees, agents and affiliates of this obligation. HANOVER understands that the Company may give HANOVER access to information that Company has identified as confidential (the “Confidential Information”). Confidential Information will be clearly marked by the Company or will be information that the Company has reasonably attempted, orally or in writing, to indicate as “confidential,” or information that HANOVER should reasonably recognize to be confidential from the contents or context of the disclosure.

HANOVER may use Confidential Information of the Company only in connection with the services provided hereby. HANOVER will not, at any time, use the Confidential Information of the Company in any fashion, form, or manner, except in furtherance of the purpose described above.

HANOVER will protect the confidentiality of the Company’s Confidential Information in the same manner it protects the confidentiality of its own proprietary and confidential information of like kind. Access to the Confidential Information shall be restricted to those of the HANOVER’s personnel engaged in a use permitted hereby. HANOVER may disclose the Confidential Information to its advisors, agents and representatives (collectively, its “Representatives”) who need to know the Confidential Information for the purpose described above.

Confidential Information disclosed hereunder shall at all times remain, as between the parties, the property of the Company. Neither this Agreement, nor any disclosure of Confidential Information hereunder, shall be construed to grant a license under any trade secrets, copyrights, or other rights granted by the Company.

Confidential Information of the Company may not be copied or reproduced by HANOVER without the prior written consent of the Company. All Confidential Information made available hereunder, including copies thereof, shall be returned to Company upon the first to occur of (a) completion of the purpose referred to above or (b) request by the Company.

Although Company has endeavored to provide accurate and complete Confidential Information which it believes relevant for the purpose described above, HANOVER understands and agrees that the Company makes no representation or warranty, either express or implied, as to the accuracy or completeness of the Confidential Information. HANOVER agrees that the Company shall have no liability to the HANOVER resulting from the use of the Confidential Information.

Nothing in this Agreement shall prohibit or limit either party’s use of information (including but not limited to ideas, concepts, know-how, techniques, and methodologies): (i) information that at the time of disclosure or thereafter is generally available to or known by the public (other than as a result of its disclosure by HANOVER or its Representatives in breach of this Agreement); (ii) information that was available or known to HANOVER prior to disclosure by the Company; (iii) information made available to HANOVER from a person or entity who, to HANOVER’s knowledge, was not prohibited from disclosing it; and (iv) information that HANOVER holds or develops independently of the Company.

If HANOVER receives a subpoena or other validly issued administrative or judicial process demanding Confidential Information of the Company, HANOVER shall promptly notify the Company and tender to it the defense of such demand. Unless the demand shall have been timely limited, quashed or extended, HANOVER shall thereafter be entitled to comply with such demand to the extent permitted by law. If requested by the Company, to whom the defense has been tendered, HANOVER shall cooperate (at the expense of HANOVER) in the defense of a demand.

8) COMPANY’S DEFAULT

In the event of any default in the payment of HANOVER’s compensation to be paid to it pursuant to this Agreement, or any other charges or expenses on the Company’s part to be paid or met, or any part or installment thereof, at the time and in the manner herein prescribed for the payment thereof and as and when the same becomes due and payable, and such default shall continue for five (5) business days after HANOVER’s written notice thereof is received by Company; in the event of any material default in the performance of any of the other covenants, conditions, restrictions, agreements, or other provisions herein contained on the part of the Company to be performed, kept, complied with or abided by, and such default shall continue for five (5) business days after HANOVER has given Company written notice thereof, or if a petition in bankruptcy is filed by the Company, or if the Company is adjudicated bankrupt, or if the Company shall compromise all its debts or assign over all its assets for the payment thereof, or if a receiver shall be appointed for the Company’s property, then upon the happening of any of such events, HANOVER shall have the right, at its option, forthwith or thereafter to accelerate all compensation, costs and expenses due or coming due hereunder and to recover the same from the Company by suit or otherwise and further, to terminate this Agreement. The Company covenants and agrees to pay all reasonable attorney fees, paralegal fees, costs and expenses due of HANOVER, including court costs, (including such attorney fees, paralegal fees, costs and expenses incurred on appeal) if HANOVER employs an attorney to collect the aforesaid amounts or to enforce other rights of HANOVER provided for in this Agreement in the event of any default as set forth above and HANOVER prevails in such litigation.

9) COMPANY’S REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to HANOVER for the purpose of inducing HANOVER to enter into and consummate this Agreement as follows:

a)	The Company has the power and authority to execute, deliver and perform under this Agreement.

b)	The execution and delivery by the Company of this Agreement have been duly and validly authorized by all requisite action by the Company. No license, consent or approval of any form is required for the Company’s execution and delivery of this Agreement.

c)	No representation or warranty by the Company in this Agreement and no information in any statement, certificate, exhibit, schedule or other document furnished, or to be furnished by the Company to HANOVER pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact which the Company has not disclosed to HANOVER, in writing, or in SEC filings or news announcements, which materially adversely affects, nor, so far as the Company can now reasonably foresee, may adversely affect the business, operations, prospects, properties, assets, profits or condition (financial or otherwise) of the Company. IN NO EVENT WILL THE COMPANY BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES NOR FOR ANY CLAIM AGAINST HANOVER BY ANY PERSON OR ENTITY ARISING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT.

d)	The Company acknowledges that neither HANOVER or Hanover International, Inc. is a registered broker dealer and will not partake in the following activities:

i)	Provide evaluations;

ii)	Negotiate or advise to the structure or terms of a security offering;

iii)	Participate in negotiations with third party investors;

iv)	Perform due diligence for broker dealers;

v)	Participate in the preparation or distribution of documents relating to a securities offering;

vi)	Accept any form of finder and/or referral fees related to a securities offering that may be undertaken by the Company; and/or

vii)	Participate in securities distribution.

10) HANOVER’S REPRESENTATIONS AND WARRANTIES

HANOVER represents and warrants to the Company for the purpose of inducing the Company to enter into and consummate this Agreement as follows:

a)	HANOVER has the power and authority to execute, deliver and perform under this Agreement.

b)	The execution and delivery by HANOVER of this Agreement have been duly and validly authorized by all requisite action by HANOVER. No license, consent or approval of any form is required for HANOVER’s execution and delivery of this Agreement.

c)	HANOVER will not disseminate any documentation or statements concerning the Company unless approved by the Company,

d)	HANOVER will not make any representations regarding the Company that are not approved by the Company.

11) INDEMNITY

HANOVER agrees to indemnify, defend and hold the Company, its officers, directors, agents, employees and other related parties (collectively, the “Company Indemnified Parties”) harmless from and against any and all liabilities, damages, losses, expenses, claims, demands, suits, fines, or judgments, including without limitation reasonable attorneys’ fees, costs and expenses, incidental thereto, which may be suffered by, accrued against, charged to or recoverable from any Company Indemnified Party, relating to any third-party claim which arises from or relates to a breach of a representation or warranty of HANOVER contained herein.

12) HANOVER’S DEFAULT

In the event of any default in the performance by HANOVER pursuant to this Agreement and such default shall continue for five (5) business days after the company’s written notice thereof is received by HANOVER; in the event of any default in the performance of any of the other covenants, conditions, restrictions, agreements, or other provisions herein contained on the part of HANOVER to be performed, kept, complied with or abided by, and such default shall continue for five (5) business days after Company has given HANOVER written notice thereof, or if a petition in bankruptcy is filed by HANOVER, or if HANOVER is adjudicated bankrupt, or if HANOVER shall compromise all its debts or assign over all its assets for the payment thereof, of if a receiver shall be appointed for HANOVER’s property, then upon the happening of any of such events, the Company shall have the right, at its option, forthwith or thereafter to get back all of its money from HANOVER by suit or otherwise and further, to terminate this Agreement. HANOVER covenants and agrees to pay all reasonable attorney fees, paralegal fees, costs and expenses due of the Company, including court costs, (including such attorney fees, paralegal fees, costs and expenses incurred on appeal) if the Company employs an attorney to collect the aforesaid amounts or to enforce other rights of the Company provided for in this Agreement in the event of any default as set forth above and the Company prevails in such litigation.

13) LIMITATION OF HANOVER LIABILITY

If HANOVER fails to perform its services hereunder, its entire liability to the Company, other than liability under Section 12 hereof, shall not exceed the amount of cash compensation HANOVER has received from the Company under Section 4 of this Agreement. EXCEPT WITH RESPECT TO LIABILITY PURSUANT TO SECTION 10(B), IN NO EVENT WILL HANOVER BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES NOR FOR ANY CLAIM AGAINST THE COMPANY BY ANY PERSON OR ENTITY ARISING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT, UNLESS SUCH DAMAGES RESULT FROM THE USE, BY HANOVER, OF INFORMATION NOT AUTHORIZED BY THE COMPANY.

14) MISCELLANEOUS

a)	Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, or sent by registered or certified mail, return receipt requested, postage prepaid to the parties, or sent by a nationally recognized overnight carrier hereto at their addresses first above written. Either party may change his or its address for the purpose of this paragraph by written notice similarly given.

b)	Entire Agreement. This Agreement represents the entire agreement between the Parties in relation to its subject matter and supersedes and voids all prior agreements between such Parties relating to such subject matter.

c)	Amendment of Agreement. This Agreement may be altered or amended, in whole or in part, only in writing signed by both Parties.

d)	Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of a like or different nature, unless such shall be signed by the person making such waiver and/or which so provides by its terms.

e)	Captions. The captions appearing in this Agreement are inserted as a matter of convenience and for reference and in no way affect this Agreement, define, limit or describe its scope or any of its provisions.

f)	Situs. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Venue for any dispute arising relating to this agreement shall be located exclusively in Santa Monica, California.

g)	Benefits. This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their heirs, personal representatives, successors and assigns.

h)	Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any way render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.

i)	Currency. In all instances, references to monies used in this Agreement shall be deemed to be United States dollars.

j)	Multiple Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one (1) instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year as follows:

CONFIRMED AND AGREED ON THIS 1st DAY OF SEPTEMBER, 2015.

HANOVER INTERNATIONAL, INC.

By:	/s/ James E. Hock	/s/ Kathy Addison
	HANOVER Officer	Witness

	James E. Hock	Kathy Addison
	Print Name	Print Name

CONFIRMED AND AGREED ON THIS 1st DAY OF SEPTEMBER, 2015.

Quantumsphere, inc.

By:	/s/ Kevin D. Maloney	/s/ Stephanie Hargis
	Duly Authorized	Witness

	Kevin D. Maloney	Stephanie Hargis
	Print Name	Print Name

SCOPE OF SERVICES – EXHIBIT 1

Hanover International, Inc. (“Hanover”) will be responsible for creating an effective campaign by applying best industry practices in the areas of financial communications and corporate finance advisory for QuantumSphere, Inc.

It is Hanover’s understanding that QuantumSphere is seeking to raise approximately $10 million, initially, to finance the execution of its business plan and support its expansion and working capital requirements.

Collectively, and in collaboration with the executive leadership of QuantumSphere, Hanover will be responsible for leveraging their firms’ respective strengths, resources and spheres of influence to endeavor to assist QuantumSphere in achieving the following:

●	Create and maintain a comprehensive communications platform that provides for consistent, easy to understand messaging, key peer differentiation and corporate transparency in keeping with best industry practices. This will include assisting with the design/functionality of the Company’s investor relations’ sub-site on its web site; as well as aid in the design and development of all PowerPoint presentations, investor kit collaterals, et al.

●	Generate meaningful awareness and measurable support from targeted Wall Street firms for management’s vision, QuantumSphere’s operational performance, its need for growth capital and its compelling growth prospects. This will be achieved through proactive outreach to pre-qualified institutional investors, investment banking houses, market-making firms, research analysts and other relevant potential stakeholders.

●	Assist QuantumSphere’s executive leadership in formulating and implementing a comprehensive corporate finance/capitalization strategy that will enable QuantumSphere to effectively and efficiently access the global capital markets to support its business expansion strategies, when/if required.

SPECIFIC DELIVERABLES:

● Investor Relations

●	Create a cohesive messaging platform that is consistent across the enterprise.

●	Hanover will draft, produce and process (with management’s expressed review and approval) press releases, Chairman/CEO letters, PowerPoint presentations and other financial collateral materials (i.e. fact sheets, electronic due diligence packages; etc.).

●	Hanover will help manage the shareholder relations for QuantumSphere, to include phone queries; outreach updates via telephone and email (as preferenced); media alerts; fulfillment of all requests for information; follow-up and direction on issues related to disposition of stock certificates, warrant or option exercises, replacement of lost certificates, transfer of ownership, etc.

●	When/if applicable, following quarterly conference calls, financial conference presentations, annual meetings, etc., Hanover will contact all call participants and/or attendees to capture relevant contact info and add to the appropriate database(s). In addition, Hanover will supply QuantumSphere’s management team with a formal feedback report on commentary (questions, concerns, suggestions) received from call or meeting participants.

●	Help management adopt and execute best industry practices for corporate governance and SEC reporting.

●	Hanover will work with the Company’s SEC attorney to ensure all essential Regulation FD staff training and support is provided, as necessary/desired.

●	Provide insight on related “best practices” recommendations for how leadership should manage interaction with shareholders.

●	Hanover will assist the Company in enhancing its transparency to investors through material enhancements to its investor relations sub-site and related collateral materials. Deliverables will include:

●	Comprehensive list of recommendations and subsequent implementation of those recommendations approved by the Company

●	Corporate fact sheets and formal presentation materials capable of being downloaded and/or accessed from the web site

●	In-depth biographies of senior management and board members

●	Other materials deemed of interest to QuantumSphere’s stakeholders

●	Assist QuantumSphere in timely SEC reporting (10K, 10Q, 8K, Form 3’s and 4’s, etc.) and all related public disclosure activities, as follows:

●	Hanover will coordinate with QuantumSphere’s management the strategy and implementation of activities related to the public disclosure of the Company’s annual and quarterly results, to include copywriting and processing to the wire related news announcements; copywriting teleconference scripts and rehearsing management in advance of the scheduled calls and webcasts; following the quarterly and year end results calls, collecting feedback from all call and webcast participants and producing feedback report; and, as applicable, adding participants to first call list and email database.

●	Hanover will keep management informed of relevant SEC Updates/proposed changes to best industry practices and reporting mandates

●	Implement proactive market outreach for QuantumSphere to help increase market awareness and appreciation for QuantumSphere’s business plan and growth prospects.

●	Hanover will endeavor to use industry-accepted proactive methodologies to increase awareness and appreciation for the Company among members of the investment community. This will include:

●	Building and maintaining a “first outreach” list of those investors and investment professionals.

●	Designing and implementing an electronic outreach initiatives that utilizes a non-promotional, but highly educational approach to informing the investment community about the Company and its prevailing value proposition.

●	Strategically target and implement outreach initiatives to educate market research analysts and institutional investors on QuantumSphere with the objective of attaining the Company non-paid analyst coverage and institutional sponsorship from leading small cap broker/dealers and investment management firms, respectively.

●	Arrange for a routine series of financial road shows to key U.S. financial centers, which may include New York City, Boston, San Francisco, Chicago, Southern California, and Southern Florida; and use tactical outreach designed to increase awareness and support for QuantumSphere and intelligently targets retail stockbrokers, institutional investors, market makers, analysts, accredited investors and others with strategic market influence.

●	Hanover will provide management with a detailed itinerary for each city tour, along with comprehensive background information on each meeting participant.

●	Hanover will cultivate and nurture general public and Wall Street opinions of QuantumSphere’s management as being professional, responsible, cohesive, complementary, credible, experienced, capable and trustworthy.

●	Hanover will endeavor to secure management presentation opportunities at select, well qualified financial conferences deemed effective for generating Wall Street interest and support.

●	We will coordinate all conference logistics to include preparing a customized PowerPoint presentation; supplying required due diligence materials on site at the event; and having key Hanover executives on site to coordinate all conference activities and strategic introductions and to ensure that all breakout sessions, if/when applicable, are well populated.

 ● Ancillary Creative/Marketing/Production Support

●	At management’s request, Hanover will assist in the production of all desired marketing materials.

●	In addition, we are highly experienced and capable of drafting marketing plans, monthly/quarterly employee newsletters, business plans, and other complex or otherwise robust documents. If you are interested in our professional copywriting services for these types of projects, just let us know and we will supply you with a separate cost proposal that is based on the project requirements/parameters.

●	Hanover will also serve as QuantumSphere’s liaison in negotiation with third party vendors (i.e. printers, Edgar services, etc.) to ensure maximum possible cost and quality efficiencies. Actual fees for these types of services will be submitted via proposal to QuantumSphere for review (with no markup consideration), approval and payment prior to any ancillary services being performed. Any ancillary services subject to any expense, including travel, exceeding $1.00 must be submitted and pre-approved by QuantumSphere’s management prior to incurrence.

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